EXHIBIT 10.1

CLECO CORPORATION
SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made effective as of August 14, 2006 (the “Effective Date”) between Cleco Corporation and each of its subsidiaries and affiliates (the “Company”), and R. O’Neal Chadwick, Jr. (“Employee”).

1. Separation from Employment. Effective as of August 14, 2006 and pursuant to Section 3.4 of the Employment Agreement, the parties agree that Employee’s employment with the Company is separated (the “Separation Date”).

2.  Contractual and Other Payments Upon Separation. Pursuant to an Executive Employment Agreement initially effective as of October 25, 2002 (the “Employment Agreement”), set forth below are the payments and benefits to which the Company and Employee agree that Employee is entitled following his separation from employment.

2.1.  Employment Agreement. Provided Employee is not in breach of any post-termination obligation imposed under his Employment Agreement, and pursuant to Section 3.4 of said Employment Agreement, he shall be entitled to severance pay, representing post-separation wages, in the amount of $225,000.00 to be paid as of February 14, 2007.

If Employee elects to have the Company provide the relocation assistance set forth in Section 3.1e of the Employment Agreement, he shall request, no later than August 13, 2007, that the Company (1) pay or reimburse him for relocation costs as set forth in Section 3.1e(ii) of the Employment Agreement, and (2) purchase his principal residence at its appraised fair market value. If the appraised fair market value is less than Employee’s purchase price plus the documented cost of any improvements to the principal residence made by Employee, the Company shall pay to Employee (in addition to the appraised fair market value as set forth above) the difference between these amounts on the latter of February 14, 2007 or the date the Company completes the purchase of the principal residence.

Employee is also entitled to the benefit described in Section 3.1.f. of the Employment Agreement, providing for the payment of premiums under the Company’s group medical plan. Such payment shall be made directly to Employee, and as such shall be taxable to Employee. The first installment, consisting of premiums for the period commencing the first calendar month following the Separation Date and ending February 28, 2007, shall be paid no earlier than February 14, 2007. Reimbursements for the period commencing March 1, 2007 and ending December 31, 2007 shall be made on a monthly basis. The final installment, consisting of premiums for the period commencing January 1, 2008 and ending February 29, 2008 (the conclusion of the maximum 18-month coverage period), shall be made no later than December 31, 2007. Employee acknowledges that he shall be responsible for timely payment of monthly premiums and for the timely making of a coverage continuation election under the group medical plan.

2.2. 2000 Long-Term Incentive Compensation Plan - Restricted Stock Awards. Under the Company’s 2000 Long-Term Incentive Compensation Plan, effective as of January 1, 2000 (the “2000 LTIP”), Employee has outstanding Restricted Stock Awards for the three-year Performance Cycles beginning in 2004, 2005 and 2006. The Company agrees that the restrictions applicable to the awards of Restricted Shares and the maximum amount of Opportunity Shares relating to the 2004 and 2005 Performance Cycles lapse in proportion to the number of days elapsed in each Performance Cycle from the first date of the Performance Cycle to the Separation Date. Consequently, with respect to the 2004 Performance Cycle, restrictions will lapse on 3,864 Restricted Shares and 3,864 Opportunity Shares. With respect to the 2005 Performance Cycle, restrictions will lapse on 2,377 Restricted Shares and 2,377 Opportunity Shares. With respect to the 2006 Performance Cycle, Employee shall be entitled to a prorated portion of the actual award, if any, at the completion of the Performance Cycle on December 31, 2009. Such portion of Restricted Shares, Opportunity Shares and related Common Stock Equivalent Units shall be determined by the number of days elapsed from the first date of the 2006 Performance Cycle to the Separation Date. All other Restricted Shares, Opportunity Shares, and Common Stock Equivalent Units related to outstanding Restricted Stock Awards shall be canceled and forfeited to the Company, and Employee shall have no further right to such forfeited Restricted Shares, Opportunity Shares or Common Stock Equivalent Units.

The earned portion of Restricted Shares related to the 2004 and 2005 Performance Cycles shall be distributed to Employee within 30 days following the Separation Date. The earned portion of Opportunity Shares related to the 2004 and 2005 Performance Cycles shall be distributed as of February 14, 2007, along with any dividend equivalents regularly accruing on such Opportunity Shares, as provided under the Company’s 2000 LTIP and Employee’s individual awards thereunder.

Employee will be entitled to payment of an income tax adjustment on the prorated Restricted Shares and Opportunity Shares that lapse under the 2004 and 2005 Performance Cycles, pursuant to Section 12.4 of the 2000 LTIP. For purposes of performing this calculation, the value of the prorated Restricted Shares will be determined at the close of the New York Stock Exchange on the Separation Date. The estimated income tax adjustment associated with the value of the Restricted Shares shall be withheld by the Company and applied in full to Employee’s 2006 federal and state taxes. The value of the prorated Opportunity Shares will be determined at the close of the New York Stock Exchange on February 14, 2007, and the estimated tax adjustment associated with such shares shall be withheld by the Company and applied in full to Employee’s 2007 federal and state taxes. Employee will not be entitled to payment of an income tax adjustment on Restricted Shares or Common Stock Equivalent Units awarded under the 2006 Performance Cycle and will be solely responsible for federal and state taxes. The terms “Restricted Shares,” “Opportunity Shares,” “Common Stock Equivalent Units” and “Performance Cycles” shall have the meanings set forth in the 2000 LTIP.

2.3  2000 Long-Term Incentive Compensation Plan - Time-Based Restricted Stock Awards. Under the 2000 LTIP, Employee has outstanding Time-Based Restricted Stock Awards granted in January 2004. The Company agrees that the restrictions applicable to this award of Restricted Shares lapse in proportion to the number of days elapsed from the first date of the 3-year restriction period to the Separation Date. Consequently, with respect to the January 2004 award, restrictions will lapse on 694 Restricted Shares.

The earned portion of Time-Based Restricted Shares, reduced for taxes as described below, shall be distributed to Employee within 30 days following the Separation Date.

Employee will not be entitled to payment of an income tax adjustment on Time-Based Restricted Shares and will be solely responsible for federal and state taxes associated with this award. In accordance with the Notice and Acceptance of Grant of Restricted Stock dated February 18, 2004, the Company shall withhold the number of shares the Fair Market Value of which is equivalent to the resulting tax liability.

2.4  2000 Long-Term Incentive Compensation Plan - Stock Options. Any stock options awarded under the 2000 LTIP to Employee that are vested and remain unexercised as of the Separation Date shall remain exercisable as detailed in Exhibit B.

Employee acknowledges that all unvested options awarded to Employee under the 2000 LTIP shall be forfeited as of his Separation Date.

2.5  Supplemental Executive Retirement Plan. Upon attaining age 55, Employee shall be entitled to a benefit under the Company’s Supplemental Executive Retirement Plan (“SERP”). Such benefit shall be 45% of the Employee’s final compensation as defined in Section 2.9 of the SERP, reduced appropriately for retirement prior to age 65 as described in Sections 3.3B and 3.5 of the SERP. The parties agree that the monthly dollar amount of Employee’s SERP benefit shall be $9,125.66 at age 55 and $11,551.47 at age 65. The timing of Employee’s distribution shall be subject to the terms of the SERP as it may be amended from time to time to comply with applicable law.

2.6  Other Benefits. Notwithstanding the foregoing and except as expressly provided herein, this Agreement does not affect or restrict in any manner Employee’s benefits under the employee benefit plans generally maintained for the benefit of all of the employees of the Company, as in effect as of the Separation Date.

2.7  Extinguishment. Employee acknowledges that, except as otherwise provided in this Agreement, payment of the foregoing amounts extinguishes the Company’s obligations under the Employment Agreement and the Annual Incentive Compensation Plan, in their entirety.

3.  Additional Consideration. In consideration for Employee’s execution of and compliance with this Agreement, the Company shall provide the additional consideration set forth in this Section 3. The Company and Employee acknowledge and agree that the additional consideration provided herein is not for any services already rendered, is not otherwise due or owing to Employee under any agreement (whether oral or written) with the Company or any Company plan, policy or practice, and that the additional consideration would not be made or owing absent his execution of this Agreement and the fulfillment of the obligations contained herein.

Payment of the additional consideration provided herein is subject to the binding execution by Employee the Waiver and Release, attached hereto as Exhibit A, which must be executed, without alteration, by Employee within 21 days following the Effective Date. The Company’s obligation to make any payments under this Section 3 shall cease in the event Employee fails to comply with the terms of this Agreement, including the provisions of Exhibit A.

3.1.  Additional Severance Payments: The Company shall provide to Employee (1) an amount equal to the target annual incentive payment for the year 2006, said payment to equal $101,250.00; and (2) a lump-sum payment of $25,000.00, both to be paid not later than 30 days after the Separation Date, provided that the Waiver and Release has been executed by Employee and is irrevocable.

4.  Confidentiality; Noncompetition. Employee acknowledges that he is subject to and bound by covenants concerning the use of the Company’s confidential information and the nonsolicitation of the Company’s employees as outlined in the Confidential Information and Non-Solicitation sections, each contained in the Employment Agreement, and that such proscriptions shall survive his separation of employment from the Company in accordance with their initial terms.

5. Return of Property. Employee shall promptly return to the Company all of the property of the Company (and its Affiliates), including, without limitation, automobiles, equipment, computers, fax machines, portable telephones, printers, software, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports and copies of any of the above and any confidential information that is in the possession or under the control of Employee.

6.  Nondisparagement. As a material inducement to the Company to enter into this Agreement, Employee agrees that he will not:

a.
Publicly criticize or disparage the Company, or privately criticize or disparage the Company in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, the Company in any community in which the Company is engaged in business;

b.	Directly or indirectly, acting alone or acting in concert with others, institute or prosecute, or assist any person in any manner in instituting or prosecuting, any legal proceedings of any nature against the Company, subject, however, with respect to any legal action relating to claims of employment discrimination or retaliation involving the Employee’s or another’s

c.	Damage the property of the Company or otherwise engage in any misconduct which is injurious to the business or reputation of the Company; or

d.
Take any other action, or assist any person in taking any other action, that is adverse to the interests of the Company or inconsistent with fostering the goodwill of the Company; provided, however, that Employee will not be in breach of the covenant contained in subsection b herein solely by reason of his testimony which is compelled by process of law or engages in conduct permitted in Section 6.b. above.

The Company agrees that it will not publicly or privately criticize or disparage Employee in a manner intended or reasonably calculated to result in embarrassment to, or injury to the reputation of, Employee in the community, or to result in a detrimental impact on Employee’s ability to obtain future employment.

7.  Waiver and Release. In consideration of the payment of the amounts set forth in Section 3 hereof, the adequacy of which is hereby acknowledged, Employee agrees to execute Exhibit A hereto, the terms of which are incorporated herein.

8.  Representations by Employee. By execution of this Agreement, Employee hereby represents that no claim, charge, complaint or action by Employee against the Company exists in any forum or form. In the event of any such claim, charge, complaint or action has been filed, Employee shall not be entitled to recover any monies or other relief therefrom.

9.  Representations by the Company. By execution of this Agreement, the Company hereby represents, that no claim, charge, complaint or action by it against Employee exists in any forum or form. In the event that any such claim, charge, complaint or action has been filed, the Company shall not be entitled to recover any monies or other relief therefrom. The Company also represents that Employee is entitled to no other payments or benefits resulting from his separation from employment other than those set forth herein.

10. No Participation in Claims. Employee waives any right to in any way voluntarily assist any individual or entity in commencing or prosecuting any action or proceeding including, but not limited to, any administrative claims, charges or complaints and/or any lawsuit against the Company or to in any way voluntarily participate or cooperate in any such action or proceeding, except as such waiver is prohibited by law. Such waiver does not apply to participation by Employee in employment discrimination claims prosecuted by another employee.

11.  Assistance and Cooperation. Employee agrees he will furnish such information and proper assistance as may be reasonably necessary and requested by the Company in connection with any administrative agency claim, charge or complaint and/or any litigation in which the

Company is then or may become involved. The Company agrees to reimburse Employee for his expenses expended in providing any such assistance to the Company. If Employee provides such assistance as requested by the Company during the term of the Consulting Services Master Agreement between Employee and the Company executed on the same date hereof (Consulting Agreement), the terms of the Consulting Agreement shall control. If Employee provides such assistance subsequent to the term of the Consulting Agreement, the Company shall reimburse Employee for his expenses.

12.  Nonassignability. Neither this Agreement nor any right or interest hereunder shall be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, by operation of law or otherwise, any attempt at such shall be void; and further provided, that any such benefit shall not in any way be subject to the debts, contract, liabilities, engagements or torts of Employee, nor shall it be subject to attachment or legal process for or against Employee. Notwithstanding the foregoing, in the event of the Employee’s death prior to the payment of all cash payments properly due hereunder, such cash payments will be paid to Employee’s estate.

13.  Amendment to Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

14.  Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be an estoppel against the enforcement of any provision of this agreement, except by written instrument of the party charged with such waiver or estoppel.

15.  Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company: To the Employee:
Cleco Corporation R. O’Neal Chadwick, Jr.
2030 Donahue Ferry Road 5616 Downing Street
P. O. Box 5000 Alexandria, LA 71301
Pineville, Louisiana 71361-5000
Attention: George W. Bausewine

Either party may change its address for notices by providing a written notice of such address change to the other party. All such notices shall be conclusively deemed to be received and shall be effective, (a) if sent by hand delivery, upon receipt, (b) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (c) if sent by registered or certified mail, on the fifth day on which such notice is mailed.

16.  Source of Payments. All cash payments provided in this Agreement will be paid from the general funds of the Company. Employee’s status with respect to amounts owed under this Agreement will be that of a general unsecured creditor of the Company, and Employee will have no right, title, or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder.

Nothing contained in this Agreement, and no action taken pursuant to this provision, will create or be construed to create a trust of any kind or a fiduciary relationship between the Company and Employee or any other person. The Company in its sole discretion may retain as owner and for its own benefit insurance on the life of Employee, in such amounts and in such forms consistent with the policies on the life of Employee held by the Company as of the Separation Date. Such life insurance policies may be held by the Company in connection with the liabilities assumed by the Company pursuant to this Agreement, but shall not be deemed to be held under any trust for the benefit of Employee, any beneficiary of the Employee or his estate, or to be security for the performance of the obligations of the Company but shall be, and remain, a general, unpledged and unrestricted asset of the Company. Neither Employee nor his beneficiaries or estate shall have any right or interest in or to any proceeds of such policies.

17.  Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other income or employment taxes that may be required pursuant to any law or governmental regulation or ruling.

18. Good Faith Compliance. The characterization and timing of payments under this Agreement are intended to comply with proposed regulations under IRC Section 409(A). Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right to modify the characterization and/or timing of any payment under this Agreement in order to comply with final regulations as issued by the Internal Revenue Service and shall not be held liable for delay or acceleration of any payments associated with this Agreement in order to comply with such regulations.

Subject to the consent of the Company, which consent shall not be unreasonably withheld, Employee may request the amendment or modification of this Agreement or the delay of any payment hereunder to the extent Employee deems necessary or advisable to comply with the provisions of IRC Section 409A. Employee acknowledges that neither the Company nor its directors, officers or employees has provided him with advice about the terms and conditions of this Agreement, including the taxation of benefits and payments hereunder, and that neither the Company nor its directors, officers or employees has any ongoing obligation to do so. Employee has been advised to consult tax counsel prior to the execution of this Agreement and he has done so or determined that such counsel is not necessary.

19. Key Employee. Employee acknowledges that he is a “key employee” within the meaning of IRC Section 409A, and that the Company makes such status determination annually, as of each December 31st, to be applicable with respect to the 12-month period commencing as of the immediately succeeding April 1st.

20.  Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in whole or in part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

21.  Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

22.  Titles. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

23.  Governing Law. This Agreement will be construed and enforced in accordance with the internal laws of the State of Louisiana applicable to contracts made to be performed wholly within such state.

24.  Breach of Covenants. Subject to the limitation set forth in Exhibit A hereto, employee agrees that a judicially-determined material breach of any covenant in this Agreement shall relieve the Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to the Company, shall entitle it to recover any payments already paid to him pursuant to Section 3 of this Agreement.

25.  Nonadmission of Wrongdoing. Employee agrees that neither this Agreement, Exhibit A hereto, nor the furnishing of the consideration set forth herein shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind.

26.  Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto related to the subject matter herein, and, except as expressly set forth herein, fully supersedes any prior agreements or understandings between the parties, whether orally or in writing. Employee acknowledges that he has not relied upon any representations, promises or agreements of any kind made to him in connection with the execution of this Agreement, including Exhibit A hereto, except as set forth herein.

27.  Acknowledgements. Employee acknowledges that he received this Agreement on the Effective Date, that he has been provided at least 21 days to consider this Agreement, and that he has consulted with counsel regarding the terms of this Agreement, including the Waiver and Release.

THIS AGREEMENT is executed in multiple counterparts as of the dates set forth below, each of which shall be deemed an original, to be effective as of the Separation Date designated above.

CLECO CORPORATION	EMPLOYEE

By: /s/ G.W. Bausewine	By: /s/ Neal Chadwick R. O’Neal Chadwick, Jr.
Its: SVP, Corporate Services	Date: 8/25/06

Date: 8/23/06

WITNESS

By: /s/ Carla Works

Date: 8/25/06

Executed before me, Beatrice Newcomb Notary Public, in and for the State of Louisiana , Parish/County of Rapides , and in my presence, this  25 day of August , 2006.

      /s/  Beatrice Newcomb
Notary Public

Dated: August 14, 2006

EXHIBIT A

WAIVER AND RELEASE

In exchange for the consideration offered under the Separation Agreement and General Release between me and Cleco Corporation and each of its subsidiaries and affiliates (collectively, the “Company”), effective as of August 14, 2006 (the “Agreement”), I hereby waive all of my claims and release the Company, including each of their directors and officers, employees and agents, and employee benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Corporate Group”), from any and all claims, demands, actions, liabilities and damages. I acknowledge that I have received all wages due me from the Company for services I rendered before the date hereof, and I acknowledge that all payments under Section 3 of the Agreement are voluntary on the part of the Company and are not required by any legal obligation of the Company, other than the Agreement itself.

I understand that signing this Waiver and Release is an important legal act. I acknowledge that I have been advised to consult an attorney before signing this Waiver and Release and/or the Agreement and that I have done so or I have determined that such consultation is not necessary. I understand that I have 21 calendar days after the date shown above to consider whether to sign this Waiver and Release, without alterations, and return it to the Company by first class mail or by hand delivery and that if I execute this Waiver and Release before the expiration of the 21-day period, I will be deemed to have waived the balance of the period.

In exchange for the consideration offered to me by the Company pursuant to Section 3 of the Agreement, the sufficiency of which is hereby acknowledged, I agree not to sue or file any suits raising claims of discrimination, or any other claim or action in any court regarding or relating in any way to the Company, and I knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities and damages, whether known or unknown, arising out of or relating in any way to the Company, except with respect to a breach under the Agreement and such rights or claims as may arise after the date of this Waiver and Release is executed. I further waive my right to claim or receive damages as a result of any charge of discrimination which may be filed by me or anyone acting on my behalf. This Waiver and Release releases any and all claims and causes of action, including, but not limited to, claims under: Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, the Americans with Disabilities Act of 1990, as amended, the Older Workers Benefit Protection Act of 1990, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, as amended, and any claims of contract, tort, defamation, slander, wrongful termination or other claims or any other state or federal statutory or common law.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.

I acknowledge that this Waiver and Release and the Agreement set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede my prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me, and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date hereof.

I further agree that in the event of my material breach of this Waiver and Release, in addition to any other legal or equitable remedy, the Company shall be entitled to recover any payments made under paragraph 3 of the Agreement (or be relieved of any obligation to make additional payments thereunder), subject to any restrictions on such recovery or relief as may be imposed under applicable law or as may be required to ensure that this Waiver and Release is and remains valid and enforceable.

By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions or events of the Company or any other member of the Corporate Group which occur after the date of execution of this Waiver and Release.

I understand that for a period of seven calendar days following the execution of this Waiver and Release (the “Waiver Revocation Period”), I may revoke my acceptance of the offer by delivering a written statement to the Company by hand or by registered mail, addressed to the address for the Company specified in the Agreement, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me the consideration offered under Section 3 of the Agreement and I will return any payments I may have received in accordance with Section 3. I understand that failure to revoke my acceptance of the offer within the seven-calendar-day Waiver Revocation Period will result in this Waiver and Release being permanent and irrevocable.

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EXHIBIT B

Schedule of Stock Option Vesting/Exercise Periods - R. O’Neal Chadwick, Jr.

Option Grant Date	Vested Options	Strike Price	Date Exercise Period Ends
07/28/2000	1,667	$18.44	Note 1
07/27/2001	1,500	$22.25	Note 1
04/17/2002	2,000	$24.25	Note 1
Total	5,167

Note 1: The exercise period shall extend 30 days beyond the required 90-day lock-up period associated with the August 2006 stock offering.

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WITNESS

/s/ Neal Chadwick	By: /s/ Carla Works
R. O’Neal Chadwick, Jr.

Date: 8/25/06	Date: 8/25/06

Executed before me, Beatrice Newcomb Notary Public, in and for the State of Louisiana , Parish/County of Rapides , and in my presence, this 25 day of August , 2006.

      /s/  Beatrice Newcomb
Notary Public

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